Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Richard R. Current, Vice President and CFO
517/372-9200

Neogen reports 34% increase in net income, 20% increase in revenues

LANSING, Mich., March 25, 2008 – Neogen Corporation (NASDAQ: NEOG) announced today that its net income for the third quarter of FY 2008, which ended Feb. 29, increased 34% from the previous year’s third quarter. Net income in the quarter rose to $2,658,000, or $0.18 per share, compared to the prior year’s $1,990,000 ($0.14 per share). Year-to-date net income for the first nine months of Neogen’s 2008 fiscal year increased 31% to $8,923,000 from $6,822,000 in FY 2007, or $0.60 per share in the current year from the prior year’s $0.48.

Third quarter revenues increased 20% to $25,180,000, a record third quarter for the 25-year-old company, compared to the prior year’s $21,054,000. Year to date, nine-month revenues rose 19% in the current fiscal year to $75,299,000 from FY 2007’s $63,463,000.

The third quarter was the 60th consecutive profitable quarter from operations for the company, and the 64th quarter of the past 69 quarters to show increased revenues as compared with the previous year.

“Our solid third quarter results are further evidence of operational strength throughout Neogen’s worldwide operations,” said James Herbert, Neogen’s chief executive officer and chairman. “Neogen Europe, our Scottish subsidiary, continues to drive our exceptional international sales growth with a number of strong product lines. The excellent quarterly results also reflect a combination of domestic and international growth in a number of our core products.”

For the quarter, operating income increased 32% to $3,981,000, and for the first nine months of the company’s 2008 fiscal year, Neogen’s operating income improved 29% to $13,326,000. Expressed as a percentage of revenues, operating income for the quarter improved to 15.8% compared to 14.4% in the prior year. On a year-to-date basis, operating income has improved to 17.7% in the current fiscal year compared to 16.2% for the same nine-month period last year.

“With the difficulties that many companies are now facing in these challenging economic times, our third quarter results indicate that Neogen’s business is somewhat recession resistant,” said Lon Bohannon, Neogen’s president and chief operating officer. “Our diversity of products provide unique solutions for many food and animal safety concerns, and allows us to overcome many challenges inherent in an economic downturn. Strong sales of disposable diagnostic test kits for both food and animal safety, along with sales added by recent acquisitions, led to the exceptional third quarter performance.”

Neogen’s Lansing, Mich.-based Food Safety Division and Lexington, Ky.-based Animal Safety Division both recorded 20% increases in third quarter revenue compared to the previous fiscal year. The Food Safety Division posted sales of $13,835,000 in the three-month period, compared to $11,565,000 in FY 2007. Year-to-date, the Food Safety Division’s revenues, which are comprised entirely of organic sales growth, were up 21% to $42,068,000 for FY 2008.

Neogen Europe continued its exceptional growth performance in the quarter, with an increase of 35% over the prior year’s comparable quarter. On a year-to-date basis, Neogen Europe has recorded a 37% increase in revenues. The Scottish subsidiary’s sales represent a combination of sales of Neogen food safety products produced in the U.S. for the European market, and diagnostics manufactured in Scotland for worldwide distribution.

The Food Safety Division’s performance in the third quarter was paced by a 45% increase in sales of Acumedia dehydrated culture media to traditional media customers (e.g., for manufacturing and clinical uses), and a 40% increase in media sales to the food industry to detect safety and quality concerns. Neogen’s BetaStar® dairy antibiotic testing products continued their growing market penetration, with sales increasing approximately 28% in the third quarter compared to FY 2007. The third quarter also saw the release of Neogen’s new TetraStar®, a complementary dairy antibiotic test to detect residues of tetracylines, a group of drugs used to treat bovine mastitis. Sales of Neogen’s line of rapid food allergen test kits, launched 10 years ago, continued its growth, increasing 18% in the third quarter compared to FY 2007’s comparable quarter.

Neogen’s Animal Safety Division’s third quarter revenues were $11,345,000, a 20% increase from the prior year’s $9,489,000. Year-to-date, the division’s revenues increased 16% to $33,231,000. Animal Safety sales growth was paced by a 39% increase in sales of diagnostics to detect drugs of abuse, primarily in the horse racing industry and human forensic market. Ongoing improvement of Neogen’s test format for many of its diagnostic kits that makes them easier to use for a wider variety of sample types, and a large sale of diagnostic equipment to a Canadian forensics lab, contributed to the significant quarterly sales growth.

The Animal Safety Division’s third quarter also saw a strong 48% increase in sales of specialty needles and syringes to be used by manufacturers of veterinary supplements and pharmaceuticals. Led by the efficient integration of Kane Enterprises’ animal health products, sales of Neogen’s Animal Safety OTC products increased 63% on a quarter-over-quarter comparison. Acquired by Neogen in August 2007, Kane’s products include veterinary gloves, bovine hoofcare, and surgical supplies.

Neogen Corporation develops and markets products dedicated to food and animal safety. The company’s Food Safety Division markets dehydrated culture media, and diagnostic test kits to detect foodborne bacteria, natural toxins, genetic modifications, food allergens, drug residues, plant diseases and sanitation concerns. Neogen’s Animal Safety Division markets a complete line of diagnostics, veterinary instruments, veterinary pharmaceuticals, nutritional supplements, disinfectants, and rodenticides.

Certain portions of this news release that do not relate to historical financial information constitute forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties. Actual future results and trends may differ materially from historical results or those expected depending on a variety of factors listed in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s most recently filed Form 10-K.

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED OPERATING DATA

(In thousands, except for per share and percentages)

	Quarter ended Feb. 29/28		Nine months ended Feb. 29/28
	2008	2007	2008	2007
Revenue
Food Safety	$13,835	$11,565	$42,068	$34,749
Animal Safety	11,345	9,489	33,231	28,714

Total revenue	25,180	21,054	75,299	63,463
Cost of sales	12,517	10,104	36,168	30,484

Gross margin	12,663	10,950	39,131	32,979
Other expenses
Sales & marketing	4,947	4,612	15,081	13,517
Administrative	2,717	2,378	7,909	6,516
Research & development	1,018	937	2,815	2,650

Total other expenses	8,682	7,927	25,805	22,683

Operating income	3,981	3,023	13,326	10,296
Other revenue	2	67	472	127

Income before tax	3,983	3,090	13,798	10,423
Income tax	1,325	1,100	4,875	3,601

Net income	$2,658	$1,990	$8,923	$6,822
Net income per diluted share(1)	$0.18	$0.14	$0.60	$0.48
Other information:
Shares to calculate per share(1)	14,918	14,219	14,792	14,096
Depreciation & amortization	$914	$488	$2,584	$2,026
Interest expense	0	4	0	15
Gross margin (% of sales)	50.3%	52.0%	52.0%	52.0%
Operating income (% of sales)	15.8%	14.4%	17.7%	16.2%
Revenue increase vs. FY 2007	19.6%		18.7%
Net income increase vs. FY 2007	33.6%		30.8%

NEOGEN CORPORATION UNAUDITED SUMMARIZED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	Feb. 29 2008	May 31 2007
Assets
Current assets
Cash & investments	$11,093	$13,424
Accounts receivable	18,107	14,914
Inventory	25,765	19,115
Other current assets	3,779	3,645

Total current assets	58,744	51,098
Property & equipment	16,547	16,402
Goodwill & other assets	44,527	37,784

Total assets	$119,818	$105,284

Liabilities & Stockholders’ Equity
Current liabilities	$11,387	$10,038
Long-term lines of credit	—	—
Other long-term liabilities	3,034	3,301
Stockholders’ equity—shares outstanding 14,407 in Feb. & 14,020 in May(1)	105,397	91,945

Total liabilities & stockholders’ equity	$119,818	$105,284

(1)	Reflects effect of Sept. 4, 2007, 3-for-2 stock split

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